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                                                                    EXHIBIT 99.2

                           JUNO ONLINE SERVICES, INC.
                         NOTICE OF GRANT OF STOCK OPTION

      Notice is hereby given of the following option grant (the "Option") to purchase shares of Common Stock of Juno Online Services, Inc. (the "Corporation"). References to the "1999 Plan" are to the Juno Online Services, Inc. 1999 Stock Incentive Plan. References to the "2001 Plan" are to the Juno Online Services, Inc. 2001 Supplemental Stock Incentive Plan:

        OPTIONEE:
        GRANT DATE:
        VESTING COMMENCEMENT DATE:
        EXERCISE PRICE:
        NUMBER OF OPTION SECURITIES:
        EXPIRATION DATE:
        TYPE OF OPTION:
        PLAN:

EXERCISE SCHEDULE: The Option shall become exercisable with respect to [ ] of the Option Securities upon Optionee's completion of each quarter of service over the [ ] quarter period measured from the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee's cessation of Service.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the plan set forth above (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement and any Addenda to such Stock Option Agreement attached hereto as Exhibit A. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.

NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

DEFINITIONS. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

Dated:
                                   JUNO ONLINE SERVICES, INC.

                                   By:
                                      -----------------------------------
                                   Name:
                                   Title:




ATTACHMENTS:
EXHIBIT A - STOCK OPTION AGREEMENT